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                                                         EXHIBIT 23









                   INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Willbros Group, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-18421 and 333-21399 on Form S-8 of Willbros
Group, Inc. and the registration statement No. 333-96201 on Form S-3 of Willbros Group, Inc. of our reports dated February 11, 2000, relating to the consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports are incorporated by reference or appear in the December 31, 1999 annual report on Form 10-K of Willbros Group, Inc.





                                            KPMG






Panama City, Panama
March 30, 2000